DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Fourth Quarter and Full Year 2017 Results

Downingtown PA., January 24, 2018 (GLOBENEWSIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income of $808,000, or $0.19 per diluted share, for the quarter ending December 31, 2017, compared with $2.3 million, or $0.55 per diluted share, for the same quarter, last year.  For the year ending December 31, 2017, net income was $7.9 million, or $1.85 per diluted share, compared with $5.0 million, or $1.55 per diluted share, for the same period, last year. Fourth quarter and full year 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Cuts and Jobs Act.

Table 1
(Dollars in thousands, except per share data, unaudited)	4th Qtr '17	4th Qtr '16	FY 2017	FY 2016
Interest income	$11,241	$10,617	$43,385	$29,179
Interest expense	1,593	1,206	5,720	3,324
Net interest income	9,648	9,411	37,665	25,855
Provision for credit losses	375	100	1,660	730
Non-interest income	1,419	1,279	5,418	6,364
Non-interest expenses	7,202	7,347	28,021	24,641
Income before income taxes	3,490	3,243	13,402	6,848
Income tax expense	2,682	930	5,456	1,869
Net income	$808	$2,313	$7,946	$4,979

Net income per share, diluted	$0.19	$0.55	$1.85	$1.55

Table 2: The following table reconciles adjusted earnings per share, net income and return ratios.
(Dollars in thousands, except per share data, unaudited)	4th Qtr '17	4th Qtr '16	FY 2017	FY 2016
Net income per share, diluted	$0.19	$0.55	$1.85	$1.55
Deferred tax adjustment	0.43	-	0.43	-
Adjusted earnings per share (a)	$0.62	$0.55	$2.28	$1.55

Net income	$808	$2,313	$7,946	$4,979
Deferred tax adjustment	1,846	-	1,846	-
Adjusted net income (a)	$2,654	$2,313	$9,792	$4,979

Return on Average Assets (ROAA)	0.30%	0.84%	0.74%	0.61%
Adjusted ROAA (a)	0.98%	0.84%	0.91%	0.61%
Return on Average Equity (ROAE)	3.10%	9.78%	7.93%	7.75%
Adjusted ROAE (a)	10.16%	9.78%	9.77%	7.75%
(a) See Reconciliation of Non-GAAP Financial Measures on Page 6.

DNB Financial Corporation (the “Company” or “DNB”) believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  DNB believes adjusted net income, earnings per share, ROAA and ROAE provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.

DNB is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region. On October 1, 2016, the Company completed its acquisition of Philadelphia-based East River Bank ("East River") and its results of operations are included in the consolidated results for the periods ended December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, but are not included in the results of operations for any other periods.

William J. Hieb, President and CEO, commented, “Strong fourth quarter results help to define 2017 as a year in which significant progress was made to strengthen our banking franchise.  We are well-positioned and excited about our growth prospects in the attractive markets of Greater Philadelphia.”  Mr. Hieb added, “We remain focused on providing the superior service that our customers and the community have come to expect from DNB Financial.”

Highlights

•	The net interest margin was 3.74% for the quarter ending December 31, 2017, compared with 3.72% for the previous quarter and 3.63% for the three months ending December 31, 2016.
•

Asset quality remained strong as net charge-offs were only 0.06% (annualized) of total average loans for the fourth quarter of 2017.  Non-performing loans were 0.89% of total loans at December 31, 2017.

•	Total loans increased 3.1% (not annualized) on a sequential quarter basis and 3.5% since December 31, 2016. At year-end, 2017, the loan-to-deposit ratio was 98%.
•

Wealth management assets under care increased 18.0% to $252.8 million as of December, 31, 2017, from $214.2 million as of December 31, 2016.  Wealth management fees represented approximately 32% of total fee income for the year ended December 31, 2017.

•	The Company paid a quarterly cash dividend of $0.07 per share on December 13, 2017.

Income Statement Summary

Results for the fourth quarter and year ending December 31, 2017, included an adjustment to income tax expense of $1.8 million, or $0.43 per diluted share, related to a reduction in the carrying value of the net deferred tax asset.  This fourth quarter adjustment was recognized due to the enactment of The Tax Cuts and Jobs Act on December 22, 2017.  While the Company’s earnings, beginning in 2018, are expected to benefit from the lower corporate income tax rates, companies are required to revalue their deferred tax positions at December 31, 2017 at the lower federal income tax rates.

Reported net income of $808,000 for the fourth quarter of 2017 generated a return on average assets (“ROAA”) and return on average equity (“ROAE”) of 0.30% and 3.1%, respectively.  On an adjusted basis, the ROAA and ROAE were 0.98% and 10.2%, respectively.  Please see Tables 1 and 2.

Net interest income for the three months ending December 31, 2017 was $9.6 million, which represented a $142,000 increase from the quarter ending September 30, 2017, and a $237,000 increase from the quarter ending December 31, 2016.  The year-over-year increase was primarily due to an $11.8 million, or 1.4%, rise in total average loans and an 11 basis point increase in the reported net interest margin to 3.74% for the quarter ending December 31, 2017.

Total interest expense was $1.6 million for the three months ending December 31, 2017, compared with $1.5 million for the quarter ending September 30, 2017, and $1.2 million for the fourth quarter of 2016.  The weighted average rate paid for interest-bearing liabilities was 0.66%, 0.61% and 0.49% for the quarters ending December 31, 2017, September 30, 2017 and December 31, 2016, respectively.  The rise in the weighted average rate was primarily due to an overall increase in market interest rates.

The provision for credit losses was $375,000 for both the third and fourth quarters of 2017, compared with $100,000 for the three months ended December 31, 2016.  As of December 31, 2017, the allowance for credit losses was $5.8 million and represented 0.69% of total loans.  Loans acquired in connection with the purchase of East River were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.  At December 31, 2017, the allowance for credit losses as a percentage of originated loans, which represents all loans other than those acquired, was 1.0%.

Total non-interest income for the fourth quarter of 2017 was $1.4 million, compared with $1.3 million for the same quarter, last year.  Wealth management fees were $456,000 for the fourth quarter of 2017, compared with $411,000 for the third quarter of 2017, and $404,000 for the fourth quarter of 2016.  Wealth management fees represented approximately 32% of total fee income for the year ended December 31, 2017.

Non-interest expense was $7.2 million for the fourth quarter of 2017, compared with $7.0 million for the third quarter of 2017, and $7.3 million for the quarter ending December 31, 2016.  Non-interest expense for the quarter ending December 31, 2016, included merger-related costs of $280,000 and $480,000 for the write-down of OREO property to its net realizable value. Excluding merger-related and other one-time costs, year-over-year increases were largely due to additional expenses related to staff, offices and equipment and professional and consulting fees.

Balance Sheet Summary

As of December 31, 2017, total assets were $1.1 billion, which was relatively unchanged from year-end, 2016.  Total annual loan growth of $28.4 million, or 3.5%, was partially offset by an $8.0 million, or 4.4% decline in investment securities and an $11.2 million, or 50.6%, decrease in cash and cash equivalents.  Total deposits decreased $24.0 million, or 2.7%.  As of December 31, 2017, total stockholders’ equity was $101.9 million, compared with $94.8 million as of December 31, 2016.  Tangible book value per share was $20.06 as of December 31, 2017, compared with $18.56 as of December 31, 2016.

On a sequential quarter basis, total loans increased $26.1 million, or 3.1% (not annualized), to $845.9 million as of December 31, 2017 and were 78.2% of total assets.  Over the past 12 months, the Company’s commercial mortgage lending portfolio increased $19.4 million, or 4.2%, commercial business loans grew $6.4 million, or 5.2%, and commercial construction loans increased $2.3 million, or 3.1%.  At December 31, 2017, commercial loans totaled $689.4 million and were 81.5% of total loans.

On a sequential quarter basis, total core deposits decreased $13.8 million, or 2.0% (not annualized), and were 78.8% of total deposits as of December 31, 2017.  As of the same date, noninterest-bearing deposits were 20.5% of total deposits and the loan-to-deposit ratio was 98.2%.

Capital ratios continue to exceed all regulatory standards for well-capitalized institutions.  As of December 31, 2017, the Tier 1 leverage ratio was 9.19%, the Tier 1 risk-based capital was 11.80%, the common equity Tier 1 risk-based capital ratio was 10.71% and the total risk based capital ratio was 13.73%. As of the same date, the tangible common equity-to-tangible assets ratio was 8.07%.  Intangible assets and goodwill totaled $16.1 million as of December 31, 2017.

Asset Quality Summary

Asset quality remained strong as net charge-offs were 0.06% of total average loans for the quarter ending December 31, 2017, and 0.15% for the year ending December 31, 2017. Total non-performing assets, including loans and other real estate property, were $12.6 million as of December 31, 2017 compared with $12.0 million as of September 30, 2017, and $11.3 million as of December 31, 2016.  The ratio of non-performing loans to total loans was 0.89% as of December 31, 2017, versus 1.04% as of December 31, 2016.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration over rate in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the Bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings. Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to DNB and East River Bank (“East River”) or other effects of the merger of DNB and East River. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the East River business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
EARNINGS:
Interest income	$11,241	$10,617	$43,385	$29,179
Interest expense	1,593	1,206	5,720	3,324
Net interest income	9,648	9,411	37,665	25,855
Provision for credit losses	375	100	1,660	730
Non-interest income	1,250	1,279	5,012	4,714
Gain from insurance proceeds	123	-	203	1,180
Gain on sale of investment securities	25	-	50	431
Gain on sale of SBA loans	21	-	153	39
Loss on sale / write-down of OREO and ORA	-	480	121	644
Due diligence & merger expense	-	280	77	2,241
Non-interest expense	7,202	6,587	27,823	21,756
Income before income taxes	3,490	3,243	13,402	6,848
Income tax expense	2,682	930	5,456	1,869
Net income	$808	$2,313	$7,946	$4,979
Net income per common share, diluted	$0.19	$0.55	$1.85	$1.55

Net income before taxes includes accretion income of purchase accounting fair value adjustments of $433,000 and $2.2 million for the three and twelve month periods ended December 31, 2017, respectively and $738,000 for the three and twelve months ended December 31, 2016.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share data)

	Three Month Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted Earnings per Common Share:
Net income as reported	$808	$2,313	$7,946	$4,979
Deferred tax adjustment	1,846	-	1,846	-
Adjusted net income	$2,654	$2,313	$9,792	$4,979
Diluted average common shares	4,297	4,230	4,290	3,219
Diluted earnings per common share:
Reported	$0.19	$0.55	$1.85	$1.55
Adjusted	0.62	0.55	2.28	1.55
Adjusted Net Income, ROAA and ROAE:
Net income as reported	$808	$2,313	$7,946	$4,979
Deferred tax adjustment	1,846	-	1,846	-
Adjusted net income	$2,654	$2,313	$9,792	$4,979
Average Assets	$1,075,024	$1,086,958	$1,076,723	$808,545
ROAA:
Reported	0.30%	0.84%	0.74%	0.61%
Adjusted	0.98%	0.84%	0.91%	0.61%
Average Stockholders' Equity	$103,557	$93,809	$100,212	$64,040
ROAE:
Reported	3.10%	9.78%	7.93%	7.75%
Adjusted	10.16%	9.78%	9.77%	7.75%
Adjusted net income, earnings per share, ROAA and ROAE remove the after tax effect of the charge to adjust deferred taxes resulting from the Tax Cuts and Jobs Act.

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2017	2017	2017	2017	2016
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings and Per Share Data
Net income	$808	$2,411	$2,286	$2,441	$2,313
Basic earnings per common share	$0.19	$0.57	$0.54	$0.57	$0.55
Diluted earnings per common share	$0.19	$0.56	$0.53	$0.57	$0.55
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$23.78	$23.90	$23.35	$22.88	$22.36
Tangible book value per common share	$20.06	$20.15	$19.59	$19.11	$18.56
Average common shares outstanding	4,274	4,262	4,258	4,247	4,203
Average diluted common shares outstanding	4,297	4,296	4,292	4,274	4,230

Performance Ratios
Return on average assets	0.30%	0.90%	0.84%	0.92%	0.84%
Return on average equity	3.10%	9.42%	9.23%	10.28%	9.78%
Return on average tangible equity	3.66%	11.18%	11.00%	12.34%	12.04%
Net interest margin	3.74%	3.72%	3.59%	3.67%	3.63%
Efficiency ratio	64.73%	63.45%	63.80%	63.14%	62.47%
Wtd average yield on earning assets	4.35%	4.30%	4.12%	4.16%	4.10%

Asset Quality Ratios
Net charge-offs to average loans	0.06%	0.02%	0.36%	0.14%	0.01%
Non-performing loans/Total loans	0.89%	0.87%	0.84%	0.94%	1.04%
Non-performing assets/Total assets	1.16%	1.13%	1.13%	1.16%	1.05%
Allowance for credit loss/Total loans	0.69%	0.68%	0.65%	0.66%	0.66%
Allowance for credit loss/Non-performing loans	77.36%	78.68%	76.76%	70.56%	63.20%

Capital Ratios
Total equity/Total assets	9.42%	9.56%	9.19%	8.93%	8.86%
Tangible equity/Tangible assets	8.07%	8.18%	7.83%	7.57%	7.46%
Tier 1 leverage ratio	9.19%	9.22%	8.80%	8.75%	8.42%
Common equity tier 1 risk-based capital ratio	10.71%	10.78%	10.24%	9.71%	9.59%
Tier 1 risk based capital ratio	11.80%	11.88%	11.32%	10.75%	10.65%
Total risk based capital ratio	13.73%	13.79%	13.15%	12.56%	12.48%

Wealth Management Assets under care*	$252,823	$246,294	$232,707	$224,490	$214,170

*Wealth Management Assets under care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2017	2017	2017	2017	2016
EARNINGS:
Interest income	$11,241	$10,989	$10,661	$10,494	$10,617
Interest expense	1,593	1,483	1,382	1,262	1,206
Net interest income	9,648	9,506	9,279	9,232	9,411
Provision for credit losses	375	375	585	325	100
Non-interest income	1,250	1,236	1,300	1,226	1,279
Gain from insurance proceeds	123	-	-	80	-
Gain on sale of investment securities	25	-	25	-	-
Gain on sale of SBA loans	21	35	97	-	-
Loss (gain) on sale / write-down of OREO and ORA	-	7	115	(1)	480
Due diligence & merger expense	-	-	26	51	280
Non-interest expense	7,202	6,983	6,943	6,695	6,587
Income before income taxes	3,490	3,412	3,032	3,468	3,243
Income tax expense	2,682	1,001	746	1,027	930
Net income	$808	$2,411	$2,286	$2,441	$2,313
Net income per common share, diluted	$0.19	$0.56	$0.53	$0.57	$0.55

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2017	2017	2017	2017	2016
FINANCIAL POSITION:
Cash and cash equivalents	$10,917	$19,490	$36,189	$44,068	$22,103
Investment securities	174,173	175,148	177,149	178,422	182,206
Loans held for sale	651	350	-	200	-
Loans and leases	845,897	819,753	816,525	816,363	817,529
Allowance for credit losses	(5,843)	(5,594)	(5,267)	(5,418)	(5,373)
Net loans and leases	840,054	814,159	811,258	810,945	812,156
Premises and equipment, net	8,649	8,898	9,099	9,203	9,243
Goodwill	15,525	15,525	15,525	15,525	15,590
Other assets	31,946	32,113	32,240	31,576	29,387
Total assets	$1,081,915	$1,065,683	$1,081,460	$1,089,939	$1,070,685

Demand	$176,815	$198,399	$181,529	$176,199	$173,467
NOW	199,310	195,455	209,355	218,133	224,219
Money market	221,726	217,870	240,434	221,356	184,783
Savings	81,050	81,030	84,820	84,700	86,176
Core deposits	678,901	692,754	716,138	700,388	668,645
Time deposits	140,490	136,759	147,110	177,335	187,256
Brokered deposits	41,812	41,815	29,811	28,045	29,286
Total deposits	861,203	871,328	893,059	905,768	885,187
FHLB advances	79,013	51,047	49,869	50,972	55,332
Repurchase agreements	12,023	15,383	15,700	11,474	11,889
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	12,017	9,658	9,672	9,685	9,697
Other liabilities	5,967	6,633	4,005	5,002	3,990
Stockholders' equity	101,942	101,884	99,405	97,288	94,840
Total liabilities and stockholders' equity	$1,081,915	$1,065,683	$1,081,460	$1,089,939	$1,070,685

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
	2017	2017	2017	2017	2016
FINANCIAL POSITION:
Cash and cash equivalents	$23,513	$20,673	$46,629	$27,406	$37,239
Investment securities	180,754	182,930	182,124	185,676	192,359
Loans held for sale	34	49	10	41	137
Loans and leases	827,273	818,800	817,148	815,028	815,470
Allowance for credit losses	(5,639)	(5,388)	(5,557)	(5,432)	(5,512)
Net loans and leases	821,634	813,412	811,591	809,596	809,958
Premises and equipment, net	8,841	9,032	9,188	9,267	9,218
Goodwill	15,525	15,525	15,525	15,589	15,590
Other assets	24,723	24,839	24,785	24,046	22,457
Total assets	$1,075,024	$1,066,460	$1,089,852	$1,071,621	$1,086,958

Demand	$192,700	$188,804	$183,329	$172,984	$181,415
NOW	196,055	199,311	209,433	218,357	224,101
Money market	216,853	223,448	232,662	197,615	177,885
Savings	81,118	82,971	84,946	85,348	87,096
Core deposits	686,726	694,534	710,370	674,304	670,497
Time deposits	142,283	142,846	166,459	180,819	186,287
Brokered deposits	41,814	35,474	26,709	28,326	27,406
Total deposits	870,823	872,854	903,538	883,449	884,190
FHLB advances	59,373	50,827	50,634	55,420	64,846
Repurchase agreements	15,388	16,070	12,551	12,858	18,972
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	9,835	9,996	9,684	9,748	9,799
Other liabilities	6,298	5,433	4,353	4,070	5,592
Stockholders' equity	103,557	101,530	99,342	96,326	93,809
Total liabilities and stockholders' equity	$1,075,024	$1,066,460	$1,089,852	$1,071,621	$1,086,958